Exhibit 10.1

November 3, 2014

Hardeep Bindra

510 South Street

Sausalito, CA 94965

Dear Hardeep:

I am pleased to offer you a position with YuMe, Inc. (the “Company”), as its EVP, Operations. If you decide to join us, you will receive a yearly salary of $330,000.00 which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will also be eligible for an annual cash bonus, subject to the achievement of performance objectives. The specific objectives and structure will be developed within the first sixty (60) days of employment. Your annual discretionary target bonus is 40% of your annual salary (the “Bonus”), and such Bonus is subject to the terms and conditions of the Company’s then applicable Cash Incentive Plan. As an employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as they may change from time to time. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join us, the Company will grant you an option to purchase 100,000 of Shares of Stock Options of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant. 25% of the Shares subject to the option shall vest 12 months after the date your vesting begins, no shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts, subject to your continuing eligibility. These stock option grants shall be subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan and your Stock Option Agreement, including vesting requirements. Furthermore, the Company will grant you 100,000 Restricted Stock Units (“RSU’s”) that will vest annually over a 4 year period. These RSU’s shall be subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan and RSU Agreement, including vesting requirements.

You will be eligible for severance benefits comparable to other executives at your level that are in effect from time to time, a current description of which is set forth in attachment A hereto.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements (including those relating to your prior employment) that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. You understand that the existence of any agreement that could affect your eligibility to be employed by the Company or limit the manner in which you may be employed that has not been disclosed to us prior to the date of this letter constitutes grounds for termination. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

YuMe    1204 Middlefield Road    Redwood City, CA 94063    O: 650.591.9400    F: 650.396.4364       www.yume.com

As a Company employee, you will be expected to abide by Company rules and standards set forth in Company’s policies which will be provided to you on your first day of employment.

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

This offer of employment and the compensation outlined herein are subject to approvals by the Company’s board of directors and its compensation committee. To indicate your acceptance of the Company’s conditional offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment is anticipated to be November 4, 2014. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company CEO and you. This conditional offer of employment will terminate if it is not accepted, signed, and returned by November 4, 2014.

We look forward to your favorable reply and to working with you at YuMe, Inc.

Sincerely,

/s/ PAUL T. PORRINI

Paul Porrini

EVP General Counsel & Secretary

Agreed to and accepted:

Signature:    /s/ HARDEEP BINDRA

Printed Name:       HARDEEP BINDRA

Date:      NOVEMBER 3, 2014

YuMe    1204 Middlefield Road    Redwood City, CA 94063    O: 650.591.9400    F: 650.396.4364       www.yume.com

Enclosures:

At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

Background Check Authorization

I-9

YuMe    1204 Middlefield Road    Redwood City, CA 94063    O: 650.591.9400    F: 650.396.4364       www.yume.com